                                                                    EXHIBIT 4.20


         THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A SECURITIES PURCHASE AGREEMENT DATED AS OF JUNE 23, 1994 AS SUBSEQUENTLY AMENDED ON JULY 11, 1995, DECEMBER 31, 1996, MAY 12, 1997, DECEMBER 31, 1997 AND DECEMBER 30,
         1998 BETWEEN CORRECTIONS CORPORATION OF AMERICA, A TENNESSEE CORPORATION AND PREDECESSOR IN INTEREST BY MERGER TO THE CORPORATION ("CCA") AND SODEXHO S.A., A FRENCH CORPORATION AND PREDECESSOR IN INTEREST TO THE HOLDER ("SODEXHO S.A."), A REGISTRATION RIGHTS AGREEMENT DATED AS OF JUNE 23, 1994 BETWEEN CCA AND SODEXHO S.A., AND A STOCKHOLDERS AGREEMENT DATED AS OF JUNE 23, 1994 AMONG CCA, SODEXHO S.A. AND CERTAIN STOCKHOLDERS OF CCA, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF THE CORPORATION.

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

                            PRISON REALTY CORPORATION

                  FLOATING RATE CONVERTIBLE SUBORDINATED NOTE
                  DUE MARCH 8, 2004

NO. 01                                                               $20,000,000

         PRISON REALTY CORPORATION, a corporation duly organized and existing under the laws of the State of Maryland (herein called the "Corporation"), for value received, hereby promises to pay to SODEXHO ALLIANCE, S.A., a French societe' anonyme, or registered assigns (hereinafter referred to as the "Holder"), the principal sum of Twenty Million Dollars ($20,000,000) on March 8, 2004, and to pay interest thereon from the date hereof semi-annually on June 30 and December 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1998, at the Floating Rate, as defined herein, until the principal hereof is paid or made available for payment. The interest payable will be paid to the person in whose name this Note is registered at the close of business on the Business Day immediately preceding the date such payment is due. Payment of the principal of and interest on this Note will be made at the office of the Corporation in Nashville, Tennessee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or, at the option of the Holder, payments of principal or interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the records of the Corporation; provided, however, that at the option of the Corporation payments of principal or interest may be made by wire transfer to the account of the person entitled thereto as designated in writing to the Corporation. Anything herein to the contrary notwithstanding, if the Holder elects to receive payments of principal or interest by mail, such



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payments will be deemed made when deposited in the United States mail, postage prepaid, addressed as set forth in the preceding sentence.

1.       Definitions.

         As used herein, the following terms will be deemed to have the meanings set forth below:

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the city of Nashville, Tennessee, are authorized or obligated by law or executive order to close.

         "Closing Price" means, with respect to the Common Stock on any day, (i) the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or the American Stock Exchange, or (ii) if the Common Stock is not listed or admitted to trading on such exchanges, the last reported sales price regular way, or in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange, the last reported sales price regular way in the National Market of the National Association of Securities Dealers, Inc., or (iv) if the Common Stock is not listed or admitted to trading on any national securities exchange or the National Market, the average of the closing bid and asked price on such day in the over-the-counter market as reported by Nasdaq, or (v) if none of the above are applicable, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Board of Directors of the Corporation or a committee thereof.

         "Common Stock" means the Corporation's Common Stock, $0.01 par value per share.

         "Event of Default" means any one of the following events (whatever the reason for such Event of Default or whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):

                  (1) default in the payment of any interest upon this Note when it becomes due and payable, and continuance of such default for a period of thirty (30) days; or

                  (2) default in the payment of the principal of this Note at its maturity; or

                  (3) default under any bond, debenture, note or other evidence of indebtedness for money borrowed in excess of $100,000 by the Corporation, whether such indebtedness now exists or shall hereafter be created, which default (i) shall consist of a failure to pay such indebtedness at final maturity and after the expiration of any applicable grace period, or (ii) shall have resulted in such indebtedness (A) becoming or being declared due and payable


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         prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled, or (B) such indebtedness having been discharged within a period of ten
         (10) days after there shall have been given, by registered or certified mail, to the Corporation by any holder of such indebtedness a written notice specifying such default and requiring the Corporation to cause such acceleration to be rescinded or annulled or cause such indebtedness to be discharged; or

                  (4) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Corporation a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Corporation under federal bankruptcy law or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

                  (5) the institution by the Corporation of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or similar official of the Corporation or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Corporation in furtherance of such action.

         "Floating Rate" means the six (6) month London Interbank Offered Rate (LIBOR) as reported each day in The Wall Street Journal plus 135 basis points or 1.35%, calculated on a daily basis. The Note shall bear interest at the Floating Rate from the date such Note is issued to the date the principal hereof is paid or made available for payment or upon conversion of such principal portion of the Note in accordance with Section 2 hereof. Interest on the Note shall be computed on the daily principal balance at the Floating Rate. The Floating Rate shall be calculated upon the issuance of the Note (the "Issue Date") and shall be recalculated upon each Interest Payment Date for the following six-month period. In computing interest on the Note, the date of issuance of the Note shall be included and the date of payment shall be excluded; provided that if the Note is repaid on the same day on which it is issued, one day's interest shall be paid on the Note.

         "Mandatory Conversion Date" means the Business Day specified by the Corporation as the date upon which the principal amount of this Note will be converted into shares of Common Stock pursuant to the Corporation's right to compel such conversion.

         "Mandatory Prepayment Dates" means respectively: (i) March 8, 2002 and March 8, 2003, upon which dates, at the election of the Holder, by written notice given to the Corporation at least thirty (30) days before each such date, the Corporation shall pay to the Holder one-third (1/3) of the


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original principal amount of this Note and one-third (1/3) of all accrued and unpaid interest on this Note, or such lesser principal amount and all accrued and unpaid interest thereon if requested by the Holder in such notice; and (ii) March 8, 2004 upon which the Corporation shall pay to the Holder all or any remaining portion of the outstanding principal amount and all accrued but unpaid interest on this Note, as provided hereafter.

         "Senior Indebtedness" means the principal of and premium, if any, and unpaid interest on (a) indebtedness (other than the Notes) of the Corporation, whether or not secured and whether heretofore or hereafter (i) incurred for borrowed money, or (ii) evidenced by a note or similar instrument given in connection with the acquisition by the Corporation of any business, properties or assets, including securities (but not including any account payable or other obligation created or assumed by the Corporation in the ordinary course of business in connection with the obtaining of materials or services), (b) any refundings, renewals, extensions or deferrals of any such indebtedness, and (c) obligations under capital leases, in each case for the payment of which the Corporation is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire, or otherwise, unless the terms of the instrument evidencing such indebtedness or capital lease or pursuant to which such indebtedness or capital lease is outstanding specifically provide that such indebtedness or capital lease is not superior in right of payment to the Notes.

2.       Conversion of Note.

         (a) Subject to and upon compliance with the provisions of this Note, and Sections 2.1 and 8 of that certain Securities Purchase Agreement by and among the Holder and the Corporation dated as of June 23, 1994 as amended (the "Securities Agreement"), the Holder is entitled, at its option, at any time on or before the close of business on March 4, 2004, or in case this Note or a portion hereof is called for conversion by the Corporation, or the Holder requests prepaying in accordance with the terms hereof, then in respect of this Note or such portion hereof until and including, but not after, the close of business on the third Business Day prior to the Mandatory Repayment Date, to convert this Note into fully paid and nonassessable shares of Common Stock; provided, however, that: (i) the Corporation shall not be entitled to call all or any portion of this Note and the Holder shall not be entitled to convert all or a portion of this Note into fully paid and nonassessable shares of Common Stock unless and until the Merger is consummated; and (ii) the Holder shall not be entitled to convert all or a portion of this Note into fully paid and nonassessable shares of New Prison Realty Common Stock if such conversion would result in the Holder beneficially (through the application of Section 544 of the Internal Revenue Code of 1986, as amended (the "Code"), as modified by Section 856(h)(1)(B) of the Code) or constructively (through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code) owning, directly or indirectly, shares of New Prison Realty Common Stock in excess of the New Prison Realty Ownership Limit.

         (b) This Note or any portion of the principal amount hereof which is One Thousand Dollars ($1,000), an integral multiple of One Thousand Dollars ($1,000), or the remaining principal balance of this Note may be converted at the principal amount thereof, or of such portion thereof, into fully paid and nonassessable shares of Common Stock, at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion.


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         (c) The price at which shares of Common Stock shall be delivered upon conversion (herein called the "Conversion Price") shall be $7.80 per share. The Conversion Price shall be adjusted in certain instances as provided in Section 4 herein.

         (d) To exercise the conversion privilege, the Holder must surrender this Note, duly endorsed or assigned to the Corporation or in blank, at the offices of the Corporation in Nashville, Tennessee, accompanied by written notice to the Corporation at such office as the Holder elects to convert this Note or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted. Such notice shall be in substantially the form attached hereto as Exhibit A and incorporated herein by reference. No payment or adjustment shall be made upon any conversion of this Note on account of any dividends payable on the Common Stock issued upon conversion; provided, however, that the Holder shall be entitled to receive the full amount of any dividends declared with respect to the Common Stock with a record date on or after the effective date of such conversion. All accrued but unpaid interest through the Business Day immediately preceding the date of such conversion with respect to the principal amount of this Note being converted shall be payable upon conversion.

         (e) All Notes delivered for conversion shall be delivered to the Corporation to be cancelled.

3.       Adjustments of Conversion Price.

         (a) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

         (b) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares (including by means of a stock dividend), the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

         (c) In case the Corporation shall, by dividend or otherwise, distribute to all holders of shares of Common Stock evidences of indebtedness or assets (including securities, but excluding any rights or warrants referred to in Section 4(f) below and any dividend or distribution paid in cash out of the


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



retained earnings of the Corporation or paid in shares of Common Stock), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction, of which the numerator shall be an amount per share equal to the average Closing Price for the fifteen
(15) trading days prior to (but not including) the date fixed for such determination of the portion of the assets or evidences of indebtedness so distributed allocable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

         (d) In case the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or a stock dividend described in Section 4(b) above, or a consolidation, merger or sale of assets described in Section 8 below), then and in each such event the Holder shall have the right thereafter to convert this
Note into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which this Note might have been converted immediately prior to such reorganization, reclassification, or exchange.

         (e) Except as provided in this Note, if and whenever the Corporation shall issue or sell, or, pursuant to the terms of this Note, is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance and sale, then, forthwith upon such issuance or sale, the Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issuance and sale multiplied by the then existing Conversion Price, and (b) the consideration, if any, received by the Corporation upon such issuance or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issuance and sale.

         (f) Anything herein to the contrary notwithstanding, the issuance or sale of the following shares of Common Stock or options, warrants or other rights to purchase Common Stock shall be excluded from any calculation of, and shall not be deemed issued or sold for purposes of calculating, any reduction, adjustment or readjustment of the Conversion Price hereunder: (i) shares of Common Stock issued upon conversion of this Note; (ii) shares of Common Stock or options, warrants or other rights to purchase Common Stock issuable, reserved for issuance or issued pursuant to a stock option plan, employee stock ownership plan or other compensatory benefit plan of the Corporation, duly adopted by its Board of Directors; and (iii) shares of Common Stock, issuable, reserved for issuance or issued pursuant to any presently outstanding warrants or options, or any options, warrants or other rights issuable, reserved for issuance or issued to officers of the Corporation in the future for compensatory purposes, if duly authorized by its Board of Directors.


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         (g) If the Corporation shall issue (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, (i) Common Stock or (ii) Convertible Securities, as defined in Section 4(h) below (such rights or options being herein called "Options"), whether or not such Options are immediately exercisable, and if the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the issuance of such Options, then the maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon the conversion or exchange of the maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to have been issued for such price per share as of the date of issuance of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided below, no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

         (h) If the Corporation shall issue (whether directly or by assumption in a merger or otherwise) or sell any stock or securities convertible into or exchangeable for Common Stock (such stock or securities being herein called "Convertible Securities"), whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and if the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to such issuance or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided below, no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issuance or sale of such Convertible Securities is made upon any exercise of any Option to purchase any such Convertible Securities for which adjustment of the Conversion Price have been or are to be made pursuant to other provisions of this Note, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale of Convertible Securities.


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         (i) Upon the happening of any of the following events, namely, (i) if the purchase price provided for in any Option referred to above, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to above, or (iii) the rate at which any Convertible Securities referred to above are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration, or conversion rate, as the case may be, at the time initially granted, issued, or sold. If the purchase price provided for in any such Option referred to above or the rate at which any Convertible Securities referred to above are convertible into or exchangeable for Common Stock shall be reduced at any time other than under or by reason of provisions with respect thereto designed to protect against dilution, then the Conversion Price shall forthwith be adjusted as provided herein.

         (j) If any shares of Common Stock, Options, or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions paid by the Corporation in connection therewith. In case any shares of Common Stock, Options, or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions paid by the Corporation in connection therewith. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

         (k) For the purposes of the adjustments to the Conversion Price provided for in this Note, (a) if any Options or the conversion privilege represented by any Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis (i) that the number of shares of Common Stock deemed outstanding upon the exercise of such Options or the conversion of such Convertible Securities shall be the number of shares of Common Stock actually issued upon the exercise of such Options, plus the number of shares of Common Stock actually issued upon the conversion of such Convertible Securities, and (ii) such shares of Common Stock were issued for the consideration actually received by the Corporation upon such exercise, plus the consideration actually received by the Corporation for the granting of all such Options, whether or not exercised, plus the consideration received for issuing the Convertible Securities actually converted, plus the consideration actually received by the Corporation upon the conversion of such Convertible Securities, and (b) if any Options or the conversion privilege represented by any such Convertible Securities shall not have been exercised upon receipt by the Corporation of the Holder's written notice of its election to convert in the case of the exercise of the Holder's conversion privilege, the Conversion Price shall be readjusted by the Corporation in accordance with the provisions of clause (a) above with respect to the portion of this


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



Note actually converted, with such readjustment to become effective as of the close of business on the day fixed for such conversion in the case of the exercise of the Holder's conversion privilege.

         (l) No adjustment or readjustment in the Conversion Price shall be required unless such adjustment or readjustment (plus any adjustments or readjustments not previously made by reason of this Section 4(l)) would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this Section 4(l) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4(l) shall be made to the nearest cent.

         (m) Notwithstanding the foregoing paragraphs (a) through (l) above, no adjustment or readjustment in the Conversion Price shall be required as a result of issuances of securities by the Company to the Holder in accordance with the terms and provisions of the Securities Purchase Agreement by and among CCA and Sodexho S.A. dated as of June 23, 1994.

4.       Notice of Adjustment in Conversion Price.

         (a) Whenever the Conversion Price is required to be adjusted or readjusted as herein provided, the Corporation shall compute the adjusted or readjusted Conversion Price and shall prepare an Officer's Certificate setting forth the adjusted or readjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment or readjustment is based and the computation thereof, and such certificate shall forthwith be forwarded to the Holder in accordance with the provisions contained herein, any such adjustment or readjustment shall be deemed to be effective immediately upon the occurrence of the event giving rise thereto.

         (b) In case:

                  (i) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock payable otherwise than in cash out of its earned surplus; or

                  (ii) the Corporation shall authorize the granting to the holders of its shares of Common Stock of rights or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                  (iii) of any reclassification of the shares of Common Stock (other than a subdivision or combination of its outstanding shares of Common Stock, including by a stock dividend), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

                  (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;


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



then the Corporation shall cause to be mailed to the Holder at such Holder's last address as it shall appear in the records of the Corporation, at least twenty (20) days (or ten (10) days in any case specified in clause (a) or (b) above) prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash, or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, or winding up. Such notice shall also state whether such transaction will result in any adjustment in the Conversion Price applicable to this Note and, if so, shall state what the adjusted Conversion Price will be and when it will become effective. Neither the failure to give the notice required by this paragraph, nor any defect therein, to any holder of Notes shall affect the sufficiency of the notice required to be given by the Corporation to the holders of the Common Stock by the General Corporation Law of the State of Delaware or the legality or validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding-up, or the vote on any action authorizing such with respect to the other holders.

5. Reservation of Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized shares of Common Stock, for the purpose of effecting the conversion of the Notes, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Notes and shall take all action necessary so that shares of Common Stock so issued will be validly issued, fully paid, and nonassessable.

6. Payment of Expenses. The Corporation will pay any and all stamp or similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of this Note. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

7. Certain Business Transactions. The Corporation agrees that in case of any consolidation of the Corporation with, or merger of the Corporation into, any other corporation, or in case of any merger of another corporation into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange, or cancellation of outstanding shares of Common Stock of the Corporation or other material change to the capitalization of the Corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, the Corporation shall require the corporation formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, to execute and deliver to the Holder an agreement providing that the Holder shall have the right thereafter, during the period this Note shall be convertible, to convert this Note into the kind and amount of securities, cash, and other property receivable upon such consolidation, merger, sale, or transfer by a holder of the number of shares of Common Stock of the Corporation into which this Note might have been converted immediately prior to such consolidation, merger, sale, or transfer. Such agreement shall provide for adjustments to protect against dilution for events subsequent to the effective date of such consolidation, merger, sale, or transfer which shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The above provisions of this Note shall similarly apply to successive consolidations, mergers, sales, or transfers.

8.       Mandatory Conversion.

         (a) On or after June 23, 1999, at such time as the Closing Price of the Common Stock has equaled or exceeded one hundred sixty percent (160%) of the Conversion Price (as it may from time to time be adjusted) for ten (10) trading days out of a twenty (20) consecutive trading day period, the Corporation may require the Holder to convert all or a portion of the principal amount of this
Note into shares of Common Stock. To exercise such right, the Corporation must deliver written notice of the exercise of such right to the Holder at least ten
(10) Business Days prior to the Mandatory Conversion Date, specifying the Mandatory Conversion Date and the portion of the principal amount of this Note to be converted into Common Stock. Such notice shall be in substantially the form attached hereto as Exhibit B and incorporated herein by reference (the "Mandatory Conversion Notice"). The Mandatory Conversion Notice shall be given in accordance with the notice provisions provided hereafter.

         (b) All conversions effected pursuant to the preceding paragraph will be made effective as of the close of business on the Mandatory Conversion Date at the Conversion Price in effect on the Mandatory Conversion Date; provided that the Closing Price on the Mandatory Conversion Date has equaled or exceeded one hundred sixty percent (160%) of the greater of (x) 20% over the Closing Price on the Business Day preceding the Issue Date; and (y) the Conversion Price for ten (10) trading days out of the twenty (20) trading day period prior to the Mandatory Conversion Date. If the Closing Price on the Mandatory Conversion Date has not equaled or exceeded one hundred sixty percent (160%) of the greater of
(x) 20% over the Closing Price on the Business Day preceding the Issue Date; and
(y) the Conversion Price for such ten (10) trading days, the Corporation's election to require conversion will be deemed void and no conversion will be effected pursuant to such notice. However, such event will not be deemed to alter or restrict the Corporation's right to again require conversions at such time as the Closing Price equals or exceeds one hundred sixty percent (160%) of the greater of (x) 20% over the Closing Price on the Business Day preceding the Issue Date; and (y) the then current Conversion Price for ten (10) trading days out of the twenty (20) trading day period prior to such time. Upon conversion required by the Corporation pursuant to this paragraph and the immediately preceding paragraph, all accrued but unpaid interest with respect to the principal amount of Notes being converted shall be payable in accordance with the provisions of 8(c) below.

         (c) Conversions of this Note effected by the exercise of the Corporation's right to require conversion will be deemed effective as of the close of business on the Mandatory Conversion Date without any action by the Holder and the Holder will, as of such time, be a stockholder of the

Corporation with respect to the number of shares of Common Stock into which the principal balance of this Note (or such portion of the principal balance of this Note as the Corporation shall have specified) shall have been converted. The Holder agrees promptly to surrender this Note for cancellation following mandatory conversion. Certificates representing the shares of Common Stock issuable by the Corporation as a result of the mandatory conversion of all or a portion of the principal balance of this Note and all dividends and other distributions payable with respect to such shares and all accrued but unpaid interest payable pursuant to the immediately preceding paragraph will be retained by the Corporation pending surrender of this Note for cancellation. Upon surrender of this Note, such certificates will be delivered to the Holder and such dividends and other distributions, and all retained interest with respect to the principal amount of this Note which is converted, will be paid to the Holder, but in each case without interest thereon.

9. Partial Conversion. If this Note is converted in part only, upon such conversion the Corporation shall execute and deliver to the Holder (upon surrender of this Note for cancellation), at the expense of the Corporation, a new Note or Notes of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of this Note and in all other respects identical to this Note.

10. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered. Any fractional shares of Common Stock which would otherwise be issuable upon conversion of this Note (or specified portions thereof) will be disregarded.

11. Mandatory Prepayment.

    (a) The Holder may require the Corporation to prepay all or a portion of the then outstanding principal amount of this Note together with all accrued but unpaid interest as of any Mandatory Prepayment Date. To exercise such right of prepayment, the Holder must provide the Corporation with at least thirty (30) days prior written notice of the Mandatory Prepayment Date and the portion of the principal amount of this Note (which must be in integral multiples of One Thousand Dollars ($1,000)) to be prepaid. Such notice shall be in substantially the form attached hereto as Exhibit C, which is incorporated herein by reference. On the Mandatory Prepayment Date specified, the Corporation shall prepay one-third (1/3) of the original principal amount of this Note on each Mandatory Prepayment Date or such lesser other principal amount as the Holder requires the Corporation to prepay, and in either case all accrued but unpaid interest thereon. Any prepayment will be made at the offices of the Corporation in Nashville, Tennessee or by mail or wire transfer, as provided herein. Notwithstanding the foregoing, each holder of Notes may submit one (1), but not more than one (1), request for prepayment hereunder during a single calendar year.

12.      Priority of Senior Indebtedness.

         (a) The Corporation covenants and agrees, and the Holder likewise covenants and agrees, that no payment shall be made by the Corporation on account of principal of or interest on this Note, or otherwise, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness (i) permitting the acceleration thereof and such default is the subject of a judicial proceeding, or (ii) the Corporation receives notice of such a default from the holders of an aggregate principal amount of Senior Indebtedness entitling such holders to compel the acceleration thereof (provided, however, that in the case of Senior Indebtedness issued pursuant to an indenture, such notice may be validly given only by the trustee under such indenture), unless and until such default or Event of Default shall have been cured or waived or shall have ceased to exist or such notice is withdrawn or found by a court of competent jurisdiction to be invalid.

         (b) Upon any acceleration of the principal of this Note or any payment of the Corporation or distribution of assets of the Corporation of any kind or character, whether in cash, property, or securities, to creditors of the Corporation upon any dissolution or winding up or liquidation or reorganization of the Corporation, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, or other similar proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full in money or money's worth, or payment thereof provided for, before any payment is made on account of the principal of or interest on this Note and upon such dissolution or winding up or liquidation or reorganization, any payment by the Corporation, or distribution of assets of the Corporation of any kind or character, whether in cash, property, or securities, to which the Holder would be entitled except for the provisions hereof, shall be paid by the Corporation or by any receiver, trustee in bankruptcy, liquidating trustee, agent, or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full in money or money's worth, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Holder.

         (c) Notwithstanding the foregoing, in the event that any payment of or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the Holder before all Senior Indebtedness is paid in full in money or money's worth, or provision is made for such payment, then and in such event such payment or distribution shall be paid over or delivered to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in money or money's worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness (but subject to the power of a court of competent jurisdiction to make other equitable provision, which shall have been determined by such court to give effect to the rights conferred herein upon the Senior Indebtedness and the holders thereof with respect to this Note or the Holder hereof by a lawful plan or reorganization or readjustment under applicable bankruptcy law).

13. Ability to Alter Senior Indebtedness. The holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the obligations of the Holder to the holders of Senior Indebtedness:
(i) change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter Senior Indebtedness, or otherwise amend in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Corporation and any other person.

14. Subrogation to Senior Indebtedness. Subject to the payment in full of all amounts then due (whether by acceleration of the maturity thereof or otherwise) on account of the principal of, premium, if any, and interest on all Senior Indebtedness at the time outstanding, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Corporation applicable to the Senior Indebtedness until the principal of and interest on this Note shall be paid in full; and, for the purposes of such subrogation, no payments or distributions by the Corporation to the holders of Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the provisions hereof, and no payments over pursuant to the provisions hereof to the holders of Senior Indebtedness by the Holder, shall, as between the Corporation, its creditors other than holders of Senior Indebtedness, and the Holder, be deemed to be a payment by the Corporation to or on account of the Senior Indebtedness. It is understood that the foregoing provisions of this Note are, and are solely intended for the purpose of defining the relative rights of the Holder on the one hand and the holders of Senior Indebtedness on the other hand.

15. No Impairment of Rights under the Note. Nothing contained in this Note is intended to or shall impair, as among the Corporation, its creditors other than the holders of Senior Indebtedness, and the Holder, the obligation of the Corporation, which is absolute and unconditional, to pay to the Holder the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Holder and creditors of the Corporation other than the holders of Senior Indebtedness, nor shall anything herein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note.

16. Distribution of Assets. Upon any payment or distribution of assets of the Corporation referred to herein, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the Holder, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior

Indebtedness and other indebtedness of the Corporation, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.

17. Notice of Nonpayment. The Corporation shall give prompt written notice to the Holder of any fact known to the Corporation which would prohibit the making of any payment of moneys to or by the Corporation in respect of this Note.

18. Event of Default. If an Event of Default occurs and is continuing, then and in every such case the Holder may declare the principal of this Note and all accrued but unpaid interest to be due and payable immediately, by a notice in writing to the Corporation, and upon any such declaration such principal and all accrued but unpaid interest shall become immediately due and payable.

19. Notice. Any notice required by the provisions of this Note to be given to the Holder or the Corporation shall be (i) delivered personally, or (ii) mailed, certified mail, return receipt requested, or (iii) delivered by overnight courier service to the Holder at its address appearing on the books of the Corporation or to the Corporation at its principal executive offices, or (iv) transmitted by telex or facsimile transmission to the respective numbers of the Holder or the Corporation furnished in writing to the other party, and confirmed by certified mail, return receipt requested. Any such notice shall be deemed to have been given upon delivery, if delivered personally; three (3) days after mailing, if mailed; and one Business Day after delivery to the courier or after transmission, if delivered by overnight courier or transmitted by telex or facsimile transmission.

20. Transfer or Exchange of Note.

    (a) The transfer of this Note is registrable on the books of the Corporation upon surrender of this Note for registration of transfer at the offices of the Corporation in Nashville, Tennessee, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation duly executed by, the Holder or its attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

    (b) New Notes are issuable only in registered form without coupons in denominations of One Thousand Dollars ($1,000) and any integral multiple thereof. This Note is exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder. No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    (c) In the event of prepayment or conversion of this Note in part only, a new Note or Notes for the unpaid or unconverted portion hereof will be issued in the name or names requested by the Holder upon the cancellation hereof.

    (d) Prior to the due presentment of this Note for registration of transfer, the Corporation and any agent of the Corporation may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Corporation nor any such agent shall be affected by notice to the contrary.

21. Governing Law. This Note will be governed by and construed under the internal laws of the State of New York. Any disputes under this Note shall be resolved by litigation in the United States District Court for the Southern District of New York. The Holder and the Corporation each hereby irrevocably submit to the jurisdiction of said Court and agree that neither will sue in connection with any matter covered under this Note in any other court. The English language version of all documents related to the transactions contemplated hereby shall govern.




                           [Signature page to follow]

         IN WITNESS WHEREOF, the undersigned has executed this Note effective as of the date first above written.

                                           PRISON REALTY CORPORATION

                                           By: /s/ Doctor R. Crants
                                               ---------------------------------
                                                   Doctor R. Crants, Chief
                                                   Executive Officer

ATTEST:

  /s/ Vida H. Carroll
      --------------------------------
      Vida H. Carroll, Secretary

                                    Exhibit A

                           [FORM OF CONVERSION NOTICE]

TO PRISON REALTY CORPORATION

         The undersigned owner of the attached Note hereby irrevocably exercises the option to convert such Note, or portion hereof (which is $1,000 or an integral multiple thereof) below designated, into shares of Common Stock of Prison Realty Corporation in accordance with the terms of such Note, and directs that the shares issuable and deliverable upon the conversion, and any Notes representing any unconverted principal amount thereof, be issued and delivered to the registered holder of such Note unless a different name has been indicated below. If shares or a new Note representing unconverted principal are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

                                [Name of Holder]

Dated:_______________       By:______________________________
                                Name:____________________________
                                Title:___________________________

                                Principal Amount to be converted (in an integral multiple of $1,000, if less than all);

                                                   $_______

Fill in for registration of
  shares of Common Stock and
  Note if to be issued
  otherwise than to
  the registered Holder.

------------------------------
Name

------------------------------
Address

------------------------------
Please print name and address
 (including zip code number)

 SOCIAL SECURITY OR OTHER
TAXPAYER IDENTIFYING NUMBER

------------------------------

                                    Exhibit B

                      [FORM OF MANDATORY CONVERSION NOTICE]



-------------------------

-------------------------

-------------------------



         Notice is hereby given that Prison Realty Corporation elects to require conversion of the Floating Rate Convertible Subordinated Note, issued by it (the "Note"). The Note to be converted and the principal amount thereof to be converted are as follows:

                                                 Principal          Number of
                        Outstanding             Amount to be        Shares to
Note Number          Principal Amount            Converted        Be Converted





         The Mandatory Conversion Date will be _______________.

                                           PRISON REALTY CORPORATION

                                           By:______________________________
                                              Name:_________________________
                                              Title:________________________

                                    Exhibit C

                      [FORM OF MANDATORY PREPAYMENT NOTICE]

TO PRISON REALTY CORPORATION

         The undersigned owner of the attached Note hereby irrevocably exercises the right to require prepayment of such Note or portion thereof (which is $1,000 or an integral multiple thereof) and all accrued but unpaid interest with respect to such Note. The Mandatory Prepayment Date shall be __________ __, 19__. The principal amount to be prepaid shall be $________.

                                                [Name of Holder]

Dated:____________________           By:______________________________
                                           Name:____________________________
                                           Title:___________________________